September 19, 2002

File No. 1124-43

Offshore Logistics, Inc. 224 Rue de Jean Lafayette, Louisiana 70509

                   Re:    Registration Statement on Form S-8 regarding Offshore Logistics,
                            Inc. 1994 Long-Term Management Incentive Plan, as amended

Gentlemen and Ladies:

        We have been asked to render this opinion as counsel to Offshore Logistics, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 proposed to be filed by the Company under the Securities Act of 1933 (the “Registration Statement”), with respect to 2,000,000 shares of the Company’s Common Stock, $.01 par value per share (the “Shares”), issuable upon the exercise of stock options and in connection with other awards (collectively, the “Awards”) to be granted under the Offshore Logistics, Inc. 1994 Long-Term Management Incentive Plan, as amended (the “Plan”) and related agreements as provided for by the provisions of the Plan.

        In connection with this representation and our opinion rendered in this letter, we have reviewed copies of the following documents: (a) the Plan; (b) the form of agreement used in conjunction with the grant of Awards (the “Agreement”); (c) a specimen of the certificates to be used to represent the Shares (the “Certificates”); (d) the Restated Certificate of Incorporation of the Company, as amended through this date; (e) the Bylaws of the Company, as amended through this date; (f) certain resolutions of the Board of Directors of the Company; and (g) certificates of officers of the Company and of public officials.

        For purposes of the opinion expressed in this letter, we have assumed: (a) the legal capacity of all natural persons; (b) the genuineness of all signatures; (c) the authenticity of all documents, certificates and records submitted to us as originals, the conformity to original documents, certificates and records of all documents, certificates and records submitted to us as copies of facsimiles and the authenticity of the originals of such copies or facsimiles; (d) the truthfulness of all statements of fact and representations and warranties contained in the documents, certificates and records submitted to us; (e) the proper grant of Awards in accordance with the terms and conditions of the Plan and the Agreement; (f) that the purchase price for all Shares subject to Awards granted under the Plan will have been paid in full in cash, property or services previously rendered to the Company prior to the issuance thereof and will not be less than the aggregate par value of the Shares subject to such Awards; (g) that all documents, certificates and records referred to in this letter, including but not limited to the Plan and the Agreement, comply with all applicable laws other than the laws of the State of Delaware; and (h) that the Plan and the Agreement constitute valid, legal and binding obligations of the parties thereto enforceable in accordance with their respective terms. In addition, in rendering the opinions expressed in this letter, we have assumed the accuracy and completeness of, and have relied upon, certifications by public officials and officers of the Company.

        Based upon and in reliance on the foregoing and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that:

The Shares have been duly authorized and, when issued, delivered and paid for, and when Certificates representing the Shares shall have been executed in facsimile by proper officers of the Company and authenticated by the transfer agent for the Shares, all in accordance with the provisions and conditions of the Plan and the Agreement, will be validly issued, fully paid and nonassessable.

        The opinion expressed in this letter is subject to limitations imposed by the effect of general equitable principles, including without limitation the effect of concepts of good faith and fiduciary requirements. In addition, the opinion expressed in this letter is given only as of this date, is based on the law as in effect on this date and is limited to the matters stated herein and no opinion may be inferred beyond the matters expressly stated. We have no obligation, and will not undertake, to report to you or any third parties changes in facts or laws, statutes or case law.

        We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.D to the Registration Statement and the use of our name therein. This opinion may not be used, circulated or quoted, in whole or in part, or relied upon for any other purpose or by any person other than the Company without our prior written consent.

        We are members of the Louisiana Bar, and the opinion in this letter is based on and limited to the laws of the State of Louisiana and the General Corporation Law of the State of Delaware. The opinion contained in this letter is limited in that we express no opinion with respect to federal laws, state blue sky or other securities laws, tax or environmental laws or matters, the laws of any municipality, county or other political subdivision of the State of Delaware, the State of Louisiana or any agency thereof, or the laws of any jurisdiction other than Louisiana and the General Corporation Law of the State of Delaware.

        This letter expresses our professional legal opinion as to the matters addressed in this letter and is based on our professional knowledge and judgment; it is not, however, to be construed as a guaranty.

Yours very truly,

/s/ Correro Fishman Haygood Phelps Walmsley & Casteix, L.L.P.
CORRERO FISHMAN HAYGOOD PHELPS WALMSLEY & CASTEIX, L.L.P.